Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of March 17, 2022, by and among Kensington Capital Sponsor IV LLC, Kensington Capital Partners, LLC and Justin Mirro (together, the “Parties”).

Each Party represents to the other that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Kensington Capital Acquisition Corp. IV, as of March 17, 2022, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about any such other Party is inaccurate.

Date: March 17 , 2022	KENSINGTON CAPITAL SPONSOR IV LLC

	By:	Kensington Capital Partners, LLC
	Its:	Managing Member

	By:	/s/ Justin Mirro
Name: Justin Mirro
Title: Managing Member

Date: March 17 , 2022	KENSINGTON CAPITAL PARTNERS, LLC

	By:	/s/ Justin Mirro
Name: Justin Mirro
Title: Managing Member

Date: March 17 , 2022		/s/ Justin Mirro
JUSTIN MIRRO